Exhibit 99.1
OMEROS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
Seattle, WA — May 12, 2010 — Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system, today announced financial results for the first quarter ended March 31, 2010.
Total operating expenses for the three months ended March 31, 2010 were $6.8 million compared to $5.4 million for the same period in 2009. The increase in operating expenses was primarily due to higher contract service and consulting costs associated with several of the Company’s clinical and preclinical programs as well as increased costs associated with being a public company. In addition, the operating expenses for the first quarter of 2010 included Omeros’ agreement to pay Affitech $500,000 for the release of any future milestone or royalty obligations under our MASP-2 antibody development agreement.
For the first quarter ended March 31, 2010, Omeros reported a net loss of $6.7 million, or $0.31 per share, compared to a net loss of $5.5 million, or $1.87 per share, for the same period in 2009. At March 31, 2010, Omeros had cash, cash equivalents and short-term investments of $51.1 million.
     “During the quarter, we continued to advance our PharmacoSurgery™ pipeline of clinical-stage products and reported Phase 2 study results demonstrating clinically meaningful and statistically significant benefits using OMS103HP in patients undergoing arthroscopic meniscectomy surgery,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Moving forward, we plan to report results from our OMS103HP Phase 3 ACL program and our Addiction Phase 2 trial later this year, and in mid-2010 we expect to complete our Phase 1/Phase 2 trial of OMS201 in patients undergoing urological surgery as well as initiate another Phase 2 trial for our ophthalmologic product, OMS302. We also expect this quarter to “unlock” the first of potentially many orphan GPCRs, opening them to drug development by the pharmaceutical industry.”
For a corporate update, a replay of last week’s webcast of Dr. Demopulos’ presentation at the Deutsche Bank 35th Annual Healthcare Conference can be accessed on the “Events” page of the Company’s website at http://www.omeros.com. Given this recent update, the Company will not host a conference call to discuss its first quarter 2010 results.
About Omeros Corporation
Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five ongoing clinical development programs, including four from its PharmacoSurgery™ platform and one from its Addiction program, the most advanced of which is in Phase 3 clinical trials. Omeros may also have the near-term capability, through its GPCR program, to add an unprecedented number of wholly new drug targets to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of antibody and small-molecule preclinical programs targeting inflammation and central nervous system disorders.
Forward-Looking Statements
This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the Company’s ability to announce the results from its OMS103HP Phase 3 ACL program and Addiction Phase 2 trial later this year, its ability to complete its Phase 1/Phase 2 trial of OMS201 as well as initiate another Phase 2 trial of OMS302 in mid-2010, and its ability to “unlock” one or more orphan GPCRs during the current quarter. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2010. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Contact:
Jennifer Cook Williams
Cook Williams Communications, Inc.
Investor and Media Relations
360.668.3701
jennifer@cwcomm.org

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Grant revenue	$378	$197
Operating expenses:
Research and development	5,082	4,022
General and administrative	1,721	1,410

Total operating expenses	6,803	5,432

Loss from operations	(6,425)	(5,235)
Investment income	17	81
Interest expense	(452)	(590)
Other income (expense), net	199	262

Net loss	$(6,661)	$(5,482)

Basic and diluted net loss per common share	$(0.31)	$(1.87)

Weighted-average shares used to compute basic and diluted net loss per common share	21,293,895	2,929,103

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)

Cash and cash equivalents and short-term investments	$51,073	$60,305
Total assets	53,486	62,062
Total notes payable	11,480	12,758
Total current liabilities	10,122	11,090
Deficit accumulated during the development stage	(124,997)	(118,336)
Total shareholders’ equity	36,988	43,145